Exhibit 21.1

SUBSIDIARIES OF OWL ROCK CAPITAL CORPORATION III

Name	Jurisdiction
OR LENDING III LLC ORCC III FINANCING LLC ORCC III FINANCING II LLC OR PCF III LLC OR AH III LLC ORCC III BC 2 LLC ORCC III BC 3 LLC ORCC III BC 4 LLC ORCC III BC 5 LLC	DELAWARE DELAWARE DELAWARE DELAWARE DELAWARE DELAWARE DELAWARE DELAWARE DELAWARE